Exhibit 99.1

Yelp Announces Second Quarter 2016 Financial Results

Local Revenue Increases 41% Over Second Quarter 2015

Jed Nachman Promoted to Chief Operating Officer

SAN FRANCISCO--(BUSINESS WIRE)--August 9, 2016--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today announced financial results for the second quarter ended June 30, 2016.

  Net revenue was $173.4 million in the second quarter of 2016, reflecting 30% growth over the second quarter of 2015.
  Cumulative reviews grew 30% year over year to approximately 108 million.
  App Unique Devices grew 27% year over year to approximately 23 million on a monthly average basis1.
  Local advertising accounts grew 32% year over year to approximately 128,000.

GAAP net income in the second quarter of 2016 was $0.4 million, or $0.01 per share, compared to a GAAP net loss of ($1.3) million, or ($0.02) per share, in the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 was $28.1 million compared to $22.7 million in the second quarter of 2015. Non-GAAP net income, which consists of net income excluding stock-based compensation and amortization, was $12.5 million for the second quarter, or $0.16 per share, compared to $9.4 million, or $0.12 per share, in the second quarter of 2015.

“We had a great second quarter with local revenue growth accelerating to 41% year over year,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “Our mission is to connect people with great local businesses and we did that through more than 300 million connections in the second quarter – which include mobile calls, clicks for map views and directions, food orders, restaurant reservations, and new reviews, among other actions. In the second half of the year, we look to execute against our three strategic priorities of growing the core local advertising business, boosting awareness of Yelp and driving transactions.”

Second Quarter Operating Summary

  Local revenue totaled $151.9 million, representing 41% growth compared to the second quarter of 2015.
  Transactions revenue totaled $15.5 million, representing 37% growth compared to the second quarter of 2015.
  Other revenue totaled $6.0 million which declined 6% compared to the second quarter of 2015.

Business Highlights

  Local Revenue: Local revenue growth accelerated to 41% year over year to $151.9 million driven by strength across the local, national and self-serve channels and improved revenue retention.
  Transactions: Yelp expanded its transactions capabilities by adding five new platform partners in the second quarter of 2016, and consumers can now transact with over 100,000 local businesses on Yelp Platform. Total transaction volume, which consists of transactions and bookings through Eat24, Yelp Reservations and Yelp Platform, grew 49% in the quarter over the same quarter in 2015.
  Partnership and Investment in Nowait: Yelp has partnered with and made a small investment in Nowait, a mobile platform that allows restaurants to manage their waitlists. In the coming months, Nowait will be integrated onto Yelp Platform, allowing consumers to conveniently view wait times at thousands of restaurants and even add themselves to the waitlists remotely via the Yelp app.

Jed Nachman Promoted to Chief Operating Officer

The company announced that Jed Nachman has been appointed chief operating officer effective August 9, 2016. Geoff Donaker will be retiring from the COO position after 11 years with Yelp. Donaker will continue as a strategic advisor to the company and retain his seat on Yelp's board of directors.

“We are excited about Jed’s move to COO,” said Jeremy Stoppelman, Yelp’s co-founder and CEO. “Since joining Yelp in 2007, Jed has grown the revenue organization from 10 to over 2,400 team members and has brought a tremendous amount of energy, leadership and accountability to the company. As an integral member of our executive team, I am confident that Jed will build on our successes thus far as we are just starting to capture the large opportunity ahead of us.”

“For more than a decade, Geoff Donaker has been an important part of Yelp and our journey from a small start-up to a thriving public company today,” said Stoppelman. “His leadership and contributions have been exceptional as we have grown our user base, our employee base and our operations around a durable business model that has delivered strong revenue growth. His advice has been invaluable, and the executive team and I look forward to his continued involvement in Yelp’s future.”

“It has been a privilege and an incredibly rewarding experience to serve as COO, bringing Yelp to new markets, growing revenue to over half a billion dollars and working with such a talented leadership team,” said Geoff Donaker. “Having worked closely with Jed throughout his tenure at Yelp, I am confident he will continue to thrive in this new role. I strongly believe in Yelp’s mission and the opportunity to transform the way consumers and local businesses connect, and I look forward to continued engagement as a strategic advisor and board member.”

Business Outlook

As of today, Yelp is providing its outlook for the third quarter of 2016 and increasing its outlook for revenue and adjusted EBITDA for the full year of 2016.

  For the third quarter of 2016, net revenue is expected to be in the range of $180 million to $184 million, representing growth of approximately 27% compared to the third quarter of 2015 at the midpoint of the range. Adjusted EBITDA is expected to be in the range of $24 million to $28 million. Stock-based compensation is expected to be in the range of $21 million to $23 million, and depreciation and amortization is expected to be approximately 5% of revenue.
  For the full year of 2016, net revenue is expected to be in the range of $700 million to $708 million, representing growth of approximately 28% compared to full year 2015 at the midpoint of the range. Adjusted EBITDA is expected to be in the range of $100 million to $108 million. Stock-based compensation is expected to be in the range of $85 million to $87 million, and depreciation and amortization is expected to be approximately 5% of revenue.

For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. Guidance for adjusted EBITDA excludes stock-based compensation expense, depreciation and amortization expense, other (income) expense, net, and provision (benefit) for income taxes. We have not reconciled adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense and depreciation and amortization, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net income (loss) and such reconciling items will have a significant impact on our adjusted EBITDA. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Quarterly Conference Call

To access the call, please dial 1 (844) 795-4421, or outside the U.S. 1 (661) 378-9638, with Passcode 51266273, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 4:30 p.m. PT August 9, 2016 and 11:59 p.m. PT August 16, 2016 by calling 1 (855) 859-2056 or 1 (404) 537-3406, with Passcode 51266273. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken hold in major metros across more than 30 countries. Approximately 23 million unique devices1 accessed Yelp via the Yelp app, approximately 73 million unique visitors visited Yelp via desktop computer2 and approximately 69 million unique visitors visited Yelp via mobile website3 on a monthly average basis during the second quarter of 2016. By the end of the same quarter, Yelpers had written approximately 108 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via desktop computer on a monthly average basis over a given three-month period.

3 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes information relating to adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share have been included in this press release because they are key measures used by Yelp management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Yelp; and
  other companies, including those in Yelp’s industry, may calculate adjusted EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, non-GAAP net income and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp’s other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the third quarter and full year 2016 to its net income (loss) outlook because it does not provide an outlook for other income (expense), net and provision (benefit) for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp’s control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation to net income (loss) outlook for the third quarter and full year 2016 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2016, Yelp’s priorities for 2016 and its ability to execute against those priorities, Yelp’s ability to improve its margins, Yelp’s ability to capture a meaningful share of the large local market and capitalize on the significant opportunity of local ad dollars shifting to online, the future growth in Yelp revenue and continued investing by Yelp in its future growth, Yelp’s ability to drive daily usage and engagement (particularly on mobile), increase awareness of and engagement on Yelp among consumers, and deliver value to local businesses, Yelp’s ability to increase transactions completed on its platform, Yelp’s ability to take advantage of trends toward app usage and native advertising and to become the leading destination for consumers connecting with great local businesses. Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp’s limited operating history in an evolving industry; Yelp’s ability to generate sufficient revenue to regain profitability, particularly in light of its significant ongoing sales and marketing expenses; Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; Yelp’s reliance on traffic to its website from search engines like Google and Bing; Yelp’s ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp’s base of advertisers; changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; Yelp’s ability to deal with the increasingly competitive local search environment; Yelp’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc. Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$196,295	$171,613
Short-term marketable securities	201,806	199,214
Accounts receivable, net	59,887	52,755
Prepaid expenses and other current assets	15,753	19,700
Total current assets	473,741	443,282

Long-term marketable securities	6,000	-
Property, equipment and software, net	89,502	80,467
Goodwill	172,908	172,197
Intangibles, net	35,992	39,294
Restricted cash	17,306	16,486
Other assets	4,349	3,701
Total assets	$799,798	$755,427

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,325	$3,388
Accrued liabilities	51,563	43,458
Deferred revenue	3,337	2,931
Total current liabilities	56,225	49,777
Long-term liabilities	14,466	12,030
Total liabilities	70,691	61,807

Stockholders' equity:
Common stock	-	-
Additional paid-in capital	822,385	774,022
Accumulated other comprehensive loss	(12,724)	(13,519)
Accumulated deficit	(80,554)	(66,883)
Total stockholders' equity	729,107	693,620
Total liabilities and stockholders' equity	$799,798	$755,427

Yelp Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net revenue	$173,428	$133,913	$332,041	$252,421

Costs and expenses:
Cost of revenue (1)	15,087	13,057	30,165	21,756
Sales and marketing (1)	94,402	68,014	190,030	131,280
Product development (1)	33,098	26,345	65,320	50,305
General and administrative (1)	23,464	19,280	45,233	39,217
Depreciation and amortization	8,564	7,167	16,753	14,062

Total costs and expenses	174,615	133,863	347,501	256,620
Income (loss) from operations	(1,187)	50	(15,460)	(4,199)
Other income, net	367	329	625	891
Income (loss) before income taxes	(820)	379	(14,835)	(3,308)
Benefit (provision) for income taxes	1,269	(1,684)	(168)	719
Net income (loss) attributable to common stockholders	$449	$(1,305)	$(15,003)	$(2,589)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.02)	$(0.20)	$(0.03)
Diluted	$0.01	$(0.02)	$(0.20)	$(0.03)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	76,467	74,631	76,176	74,009
Diluted	79,280	74,631	76,176	74,009

(1) Includes stock-based compensation expense as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of revenue	$407	$222	$808	$346
Sales and marketing	6,843	5,654	13,185	10,591
Product development	8,413	6,065	16,443	11,170
General and administrative	5,063	3,575	9,400	7,080
Total stock-based compensation	$20,726	$15,516	$39,836	$29,187

Yelp Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net loss	$(15,003)	$(2,589)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,753	14,062
Provision for doubtful accounts and sales returns	7,425	6,076
Stock-based compensation	39,836	29,187
Loss on disposal of assets and website development costs	121	144
Premium amortization, net, on securities held-to-maturity	763	481
Excess tax benefit from stock-based award activity	-	(3,952)

Changes in operating assets and liabilities:
Accounts receivable	(13,237)	(7,855)
Prepaid expenses and other assets	3,492	(7,079)
Accounts payable, accrued expenses and other liabilities	5,955	15,616
Deferred revenue	405	(426)
Net cash provided by operating activities	46,510	43,665

Investing activities
Purchases of marketable securities	(161,854)	(93,914)
Maturities of marketable securities	152,500	63,870
Acquisition, net of cash received	-	(73,422)
Purchases of property, equipment and software	(12,438)	(18,059)
Proceeds from sale of property, equipment and software	34	109
Capitalized website and software development costs	(6,993)	(6,012)
Purchases of intangible assets	(162)	(314)
Changes in restricted cash	(820)	1,672
Net cash used in investing activities	(29,733)	(126,070)

Financing activities
Proceeds from issuance of common stock for stock-based compensation	7,855	13,595
Excess tax benefit from share-based award activity	-	3,952
Repurchase of common stock	-	(396)

Net cash provided by financing activities	7,855	17,151

Effect of exchange rate changes on cash and cash equivalents	50	(598)

Change in cash and cash equivalents	24,682	(65,852)
Cash and cash equivalents - Beginning of period	171,613	247,312
Cash and cash equivalents - End of period	$196,295	$181,460

Yelp Inc. Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Reconciliation of adjusted EBITDA to GAAP Net Income (Loss):
Net income (loss)	$449	$(1,305)	$(15,003)	$(2,589)
(Benefit) provision for income taxes	(1,269)	1,684	168	(719)
Other (income) expense, net	(367)	(329)	(625)	(891)
Depreciation and amortization	8,564	7,167	16,753	14,062
Stock-based compensation	20,726	15,516	39,836	29,187
Adjusted EBITDA	$28,103	$22,733	$41,129	$39,050

Non-GAAP Net Income and Income per share:
GAAP net income (loss)	$449	$(1,305)	$(15,003)	$(2,589)
Stock-based compensation	20,726	15,516	39,836	29,187
Amortization of intangible assets	1,730	1,803	3,442	3,034
Tax adjustments (see note below)	(10,389)	(6,660)	(9,796)	(12,376)
NON-GAAP NET INCOME	$12,516	$9,354	$18,479	$17,256

GAAP diluted shares	79,280	78,749	78,678	78,205

NON-GAAP NET INCOME PER SHARE	$0.16	$0.12	$0.23	$0.22

Note: Includes tax effects of stock-based compensation, amortization of intangibles, and valuation allowance.

CONTACT:
Investor Relations
Yelp Inc.
Allie Dalglish, 415-635-2412
ir@yelp.com